Exhibit 99.1
______________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Michael Hartshorn	Connie Wong
	Senior Vice President,	Director, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4503	connie.wong@ros.com

ROSS STORES REPORTS SECOND QUARTER SALES AND EARNINGS,
ISSUES SECOND HALF 2014 GUIDANCE

Dublin, California, August 21, 2014 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that earnings per share for the 13 weeks ended August 2, 2014 rose 16% to $1.14, up from $.98 for the 13 weeks ended August 3, 2013. Net earnings for the 2014 second quarter grew 12% to $239.6 million, up from $213.1 million in the prior year. Second quarter 2014 sales increased 7% to $2.730 billion, compared to $2.551 billion in the second quarter of 2013. Comparable store sales for the 13 weeks ended August 2, 2014 grew 2% on top of a 4% gain for the 13 weeks ended August 3, 2013.

For the six months ended August 2, 2014, earnings per share increased 12% to $2.30, up from $2.06 for the six months ended August 3, 2013. Net earnings for the six months ended August 2, 2014 were $483.5 million, up 8% from $447.7 million in the first half of 2013. Sales for the first six months of 2014 rose 6% to $5.410 billion on a comparable store sales gain of 2% versus a 3% increase for the same period last year. Both the quarter and the first six months include a one-time benefit to earnings, equivalent to approximately $.02 per share, from the favorable resolution of an outstanding legal matter.

Barbara Rentler, Chief Executive Officer, commented, “Our second quarter sales performed at the high-end of our expectations as today’s value-focused consumers continued to respond to our wide assortment of competitive name brand bargains. Merchandise gross margin was above plan, which coupled with strong expense controls, enabled us to deliver quarterly earnings per share that were above the high end of our guidance.”

Ms. Rentler continued, “Operating margin for the second quarter grew to a record 14.3%, up from 13.6% in the prior year. This increased level of profitability was driven by a 25 basis point improvement in cost of goods sold, mainly due to higher merchandise gross margin, and a 45 basis point decline in selling, general and administrative expenses which benefited from tight expense controls and resolution of the aforementioned legal matter.”

Ms. Rentler noted, “We also continue to enhance stockholder returns through our stock repurchase and dividend programs. During the first six months of fiscal 2014, we repurchased 4.1 million shares of common stock for an aggregate price of $277 million. As a result, we remain on track to buy back a total of $550 million in common stock during fiscal 2014, which would complete the two-year $1.1 billion program authorized at the beginning of 2013.”

Looking ahead, Ms. Rentler said, “For the 13 weeks ending November 1, 2014, earnings per share are projected to be $.83 to $.87, up from $.80 in last year’s third quarter. For the 13 weeks ending January 31, 2015, earnings per share are forecast to be in the range of $1.05 to $1.09, up from $1.02 in the 2013 fourth quarter. Earnings per share for the 52 weeks ending January 31, 2015 are now forecast to be $4.18 to $4.26, up from $3.88 for the 52 weeks ended February 1, 2014. These guidance ranges are based on same store sales that are projected to increase 1% to 2% for both the third and fourth quarters of 2014.”

The Company will provide additional details concerning its second quarter results and management’s outlook for the remainder of the year on a conference call to be held on Thursday, August 21, 2014 at 4:15 p.m. Eastern time. Participants may listen to a real-time audio webcast of the conference call by visiting the Investors section of the Company’s website located at www.rossstores.com. A recorded version of the call will also be available at the website address, and via a telephone recording through 8:00 p.m. Eastern time on Thursday, August 28, 2014 at 404-537-3406, ID #82563802.

Forward-Looking Statements:  This press release contains forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties, which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise retailing industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; impacts from the macro-economic environment and financial and credit markets that affect consumer disposable income and consumer confidence, including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; potential disruptions in supply chain or information systems; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand name merchandise at desirable discounts; attracting and retaining personnel with the retail talent necessary to execute our strategies; effectively operating and continually upgrading our various supply chain, store, core merchandising and other information systems; improving our merchandising and transaction processing capabilities and the reliability and security of our data communications systems through the implementation of new processes and systems enhancements; protecting against security breaches, including cyber-attacks on our transaction processing and computer information systems, that could result in the theft, transfer or unauthorized disclosure of customer, credit card, employee or other private and valuable information that we collect and process in the ordinary course of our business, and avoiding resulting damage to our reputation, loss of customer confidence, exposure to litigation and regulatory action, unanticipated costs and disruption of our operations; obtaining acceptable new store locations and improving new store sales and profitability, especially in newer regions and markets; adding capacity to our existing distribution centers, finding new distribution center sites, and building out planned additional distribution centers timely and cost effectively; and achieving and maintaining targeted levels of productivity and efficiency in our existing and new distribution centers. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2013 and Form 10-Q and 8-Ks for fiscal 2014.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time.  We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2013 revenues of $10.2 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,194 locations in 33 states, the District of Columbia and Guam as of August 2, 2014. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 144 dd’s DISCOUNTS® in 13 states as of August 2, 2014 that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.
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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
($000, except stores and per share data, unaudited)	2014	2013	2014	2013

Sales	$2,729,566	$2,551,277	$5,410,159	$5,091,191

Costs and Expenses
Costs of goods sold	1,944,017	1,823,777	3,852,202	3,622,588
Selling, general and administrative	395,225	381,193	775,027	743,161
Interest (income) expense, net	(95)	(175)	(200)	34
Total costs and expenses	2,339,147	2,204,795	4,627,029	4,365,783

Earnings before taxes	390,419	346,482	783,130	725,408
Provision for taxes on earnings	150,858	133,361	299,656	277,675
Net earnings	$239,561	$213,121	$483,474	$447,733

Earnings per share
Basic	$1.15	$1.00	$2.32	$2.09
Diluted	$1.14	$0.98	$2.30	$2.06

Weighted average shares outstanding (000)
Basic	207,565	213,836	208,257	214,622
Diluted	209,653	216,613	210,607	217,570

Dividends
Cash dividends declared per share	$0.20	$0.17	$0.40	$0.17

Stores open at end of period	1,338	1,253	1,338	1,253

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	August 2, 2014	August 3, 2013
Assets

Current Assets
Cash and cash equivalents	$549,784	$550,565
Short-term investments	—	13
Accounts receivable	85,218	79,202
Merchandise inventory	1,258,820	1,330,536
Prepaid expenses and other	115,953	115,025
Deferred income taxes	14,090	23,136
Total current assets	2,023,865	2,098,477

Property and equipment, net	1,979,288	1,646,457
Long-term investments	3,660	4,215
Other long-term assets	161,019	159,336
Total assets	$4,167,832	$3,908,485

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$967,915	$938,059
Accrued expenses and other	367,451	342,851
Accrued payroll and benefits	189,585	190,904
Income taxes payable	7,170	—
Total current liabilities	1,532,121	1,471,814

Long-term debt	150,000	150,000
Other long-term liabilities	283,584	270,776
Deferred income taxes	52,800	84,925

Commitments and contingencies

Stockholders’ Equity	2,149,327	1,930,970
Total liabilities and stockholders’ equity	$4,167,832	$3,908,485

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
($000, unaudited)	August 2, 2014	August 3, 2013

Cash Flows From Operating Activities
Net earnings	$483,474	$447,733
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	110,670	98,853
Stock-based compensation	25,095	24,211
Deferred income taxes	(9,934)	(2,105)
Tax benefit from equity issuance	24,061	22,544
Excess tax benefit from stock-based compensation	(23,755)	(22,123)
Change in assets and liabilities:
Merchandise inventory	(1,665)	(121,299)
Other current assets	(34,536)	(36,751)
Accounts payable	189,896	168,084
Other current liabilities	(12,101)	(61,570)
Other long-term, net	(9,414)	14,751
Net cash provided by operating activities	741,791	532,328

Cash Flows From Investing Activities
Additions to property and equipment	(253,350)	(271,690)
Increase in restricted cash and investments	(7,043)	(12,345)
Proceeds from investments	12,022	1,139
Net cash used in investing activities	(248,371)	(282,896)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	23,755	22,123
Issuance of common stock related to stock plans	9,318	10,213
Treasury stock purchased	(37,605)	(26,752)
Repurchase of common stock	(277,391)	(276,608)
Dividends paid	(84,881)	(74,604)
Net cash used in financing activities	(366,804)	(345,628)

Net increase (decrease) in cash and cash equivalents	126,616	(96,196)

Cash and cash equivalents:
Beginning of period	423,168	646,761
End of period	$549,784	$550,565

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$299,762	$305,040